Exhibit 99.1

News Announcement

Nexstar Broadcasting Group Announces Closing of Secondary Offering of Common Stock by Selling Stockholders

Irving, TX – February 12, 2013 — Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (the “Company”) today announced the closing of the previously announced underwritten offering of 3.0 million shares of Class A common stock of the Company by the selling stockholders, funds affiliated with ABRY Partners, LLC. The Company did not sell any shares in the offering and did not receive any proceeds from the offering.

The selling stockholders have granted the underwriter a 30-day option to purchase up to an additional 450,000 shares of Class A common stock on the same terms and conditions. BofA Merrill Lynch acted as sole underwriter of the offering.

A shelf registration statement (including prospectus) relating to the shares has been declared effective by the Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor has there been any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering of these securities has been made only by means of the prospectus supplement and the accompanying prospectus.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 67 television stations and 11 related digital multicast signals reaching 39 markets or approximately 11.6% of all U.S. television households.

Assuming completion of all announced transactions, Nexstar will own, operate, program or provide sales and other services to 72 television stations and related digital multicast signals reaching 41 markets or approximately 12.1% of all U.S. television households

Forward-Looking Statements

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements. Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.” Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

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